Exhibit 99.1
Endurance Reports First Quarter 2015 Financial Results

PEMBROKE, Bermuda – May 4, 2015 – Endurance Specialty Holdings Ltd. (NYSE:ENH) today reported net income available to common shareholders of $100.3 million and $2.23 per diluted common share for the first quarter of 2015 versus net income of $96.3 million and $2.17 per diluted common share for the first quarter of 2014. Book value per diluted share was $62.79 at March 31, 2015, up 2.4% from December 31, 2014.

Operating highlights for the quarter ended March 31, 2015 were as follows:

•	Gross premiums written of $1,301.4 million, an increase of 12.4% compared to the same period in 2014, or an increase of approximately 16.0% when excluding the impact of foreign currency changes;

•	Net premiums written of $765.0 million, a decline of 4.2% compared to the same period in 2014;

•	Combined ratio of 82.4%, which included 14.7 percentage points of favorable prior year loss reserve development and 1.8 percentage points of net catastrophe losses from 2015 events;

•	Net investment income of $41.9 million, an increase of $0.9 million from the same period in 2014;

•	Operating income, which excludes after-tax realized investment gains and losses and foreign exchange losses, of $91.2 million and $2.03 per diluted common share; and

•	Operating return on average common equity for the quarter of 3.3% or 13.0% on an annualized basis.

John R. Charman, Chairman and Chief Executive Officer, commented, “During the first quarter we generated excellent results with double digit percentage growth in gross premiums written across our specialty businesses, 3.0% growth in book value per share plus dividends, and an annualized operating ROE of 13.0%. In the first quarter we announced our acquisition of Montpelier Re which we expect to significantly accelerate our global transformation, building on the strong growth and momentum that we have achieved over the last two years. The addition of Montpelier’s high quality underwriting portfolio along with the added strategic capabilities, breadth of distribution and new underwriting platforms will better enable us to increase our scale and relevance to our clients and distribution partners while aiding us in delivering superior returns to our shareholders.”

Insurance Segment

Operating highlights for Endurance’s Insurance segment for the quarter ended March 31, 2015 were as follows:

•	Gross premiums written of $736.2 million, an increase of 12.9% from the first quarter of 2014;

•	Net premiums written of $304.0 million, a decline of 11.4% from the first quarter of 2014; and

•	Combined ratio of 90.6%, which included favorable prior year loss reserve development of 15.2 percentage points and net catastrophe losses from 2015 events of $4.4 million or 3.3 percentage points.

Gross premiums written in the Insurance segment increased $83.9 million for the quarter ended March 31, 2015 compared to the same period in 2014 as we achieved strong growth from our expanded global underwriting capabilities within the professional lines, casualty and other specialty, property, marine and energy lines of business. Partially offsetting this growth was a reduction in agriculture insurance premiums driven by lower commodity prices, partially offset by an increase in policy counts and growth within new crop insurance products. Net premiums written declined $39.0 million for the quarter ended March 31, 2015, compared to the same period in 2014, as greater levels of reinsurance were purchased, including increased quota share protection for both individual lines of business and across the entire portfolio and increased protection for the agriculture insurance business including greater cessions to the federal government as well as increased third party reinsurance purchases.

The 8.4 percentage point improvement in the Insurance segment combined ratio for the quarter ended March 31, 2015 compared to the same period in 2014 was driven by lower loss and general and administrative expense ratios partially offset by a higher acquisition expense ratio. The improvement in the net loss ratio reflects higher levels of favorable loss reserve development which improved the current quarter's net loss ratio by 15.2 percentage points compared to 8.1 percentage points in 2014. The accident year net loss ratio increased modestly in the current quarter as catastrophe losses related to U.S. winter storms were higher than a year ago and were partially offset by improved profitability within our expanding specialty and professional lines of business. The current quarter's decline in the general and administrative expense ratio reflects higher ceding commissions received as a result of increased quota share reinsurance purchases. The acquisition expense ratio increased in the current quarter as specialty lines with higher related acquisition costs accounted for a greater percentage of the portfolio than a year ago.

Reinsurance Segment

Operating highlights for Endurance’s Reinsurance segment for the quarter ended March 31, 2015 were as follows:

•	Gross premiums written of $565.2 million, an increase of 11.9% from the first quarter of 2014;

•	Net premiums written of $460.9 million, an increase of 1.1% from the first quarter of 2014; and

•	Combined ratio of 78.0%, which included favorable prior year loss reserve development of 14.4 percentage points and net catastrophe losses from 2015 events of $2.7 million or 1.1 percentage points.

Gross premiums written in the Reinsurance segment increased $60.0 million for the quarter ended March 31, 2015 compared to the same period in 2014 and grew over $90.0 million when adjusted for year over year changes in foreign currency. For the first quarter of 2015, the increase was driven by the professional lines and specialty line of business, partially offset by declines within the property and casualty lines of business. Gross premiums written in the specialty line of business more than doubled in the current quarter, growing $111.6 million compared to a year ago predominantly driven by new business generated by our recently hired international agriculture and marine teams. Growth in professional lines predominantly resulted from the identification of new quota share opportunities while declines in property and casualty lines were driven by the non-renewal of numerous contracts that no longer met our profitability targets. For the quarter ended March 31, 2015, net premiums written increased $5.2 million from a year ago as gross premiums written growth was largely offset by greater levels of proportional and aggregate excess of loss retrocessional coverage in the Company’s catastrophe portfolio and a new whole account quota share retrocession that was initiated for the majority of the Reinsurance segment's specialty line of business.

The combined ratio in the Reinsurance segment for the first quarter of 2015 increased by 6.7 percentage points compared to the same period in 2014, due to higher loss, acquisition and general and administrative expense ratios. The net loss ratio increased by 3.3 percentage points in the current quarter compared to a year ago predominantly due to modestly lower levels of favorable reserve development and a change in expected loss assumptions for the casualty line. The 2.4 percentage point increase in the current quarter's acquisition expense ratio was attributed to reduced premiums written in shorter tail lines of business, which have lower related acquisition expenses, and a greater level of premiums written within the specialty line, which maintain higher acquisition expenses. The general and administrative expense ratio increased 1.0 percentage point in the first quarter of 2015 primarily from higher underwriter expenses related to strategic investments made within our global specialty reinsurance operations.

Investments

Endurance’s net investment income for the quarter ended March 31, 2015 was $41.9 million, an increase of $0.9 million compared to the same period in 2014. The total return of Endurance’s investment portfolio was 0.88% for the quarter ended March 31, 2015 compared to 1.24% for the quarter ended March 31, 2014. Investment income generated from Endurance’s available for sale investments increased by $1.9 million for the three months ended March 31, 2015 compared to the same period in 2014 due to an increase in the underlying available for sale investment base and increased returns. During the quarter ended March 31, 2015, Endurance’s net investment income included gains of $12.4 million on its alternative investment funds and high yield loan funds, which are included in other investments, as compared to $13.5 million in the first quarter of 2014. The ending book yield on Endurance’s fixed maturity investments at March 31, 2015 was 2.21%, up from 2.04% at March 31, 2014.

At March 31, 2015, Endurance’s fixed maturity portfolio, which comprises 84.0% of Endurance’s investments, had an average credit quality of AA- and a duration of 2.95 years. Endurance’s fixed maturity portfolio was in a net unrealized gain position of $110.6 million at March 31, 2015, an increase of $24.5 million from December 31, 2014. Endurance recorded net realized investment gains of $17.5 million during the first quarter of 2015 compared to $4.8 million during the first quarter of 2014.

Endurance ended the first quarter of 2015 with cash and invested assets of $6.5 billion, which represents a 1.9% decrease from December 31, 2014. Net operating cash outflow was $92.3 million for the three months ended March 31, 2015 versus an outflow of $25.6 million for the same period in 2014.

Capitalization and Shareholders’ Equity

At March 31, 2015, Endurance’s shareholders’ equity was $3.27 billion or $62.79 per diluted common share versus $3.19 billion or $61.33 per diluted common share at December 31, 2014. For the quarter ended March 31, 2015, Endurance declared and paid common dividends of $0.35 per share.

Earnings Call

Endurance will host a conference call on May 5, 2015 at 9:00 a.m. Eastern time to discuss its financial results. The conference call can be accessed via telephone by dialing (888) 221-3894 or (913) 312-1462 (international) and entering pass code: 6977893. Those who intend to participate in the conference call should register at least ten minutes in advance to ensure access to the call. A telephone replay of the conference call will be available through May 19, 2015 by dialing (888) 203-1112 or (719) 457-0820 (international) and entering the pass code: 6977893.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm. Following the live broadcast, an archived version will continue to be available on Endurance’s website.

A copy of Endurance’s financial supplement for the first quarter of 2015 will be available on Endurance’s website at www.endurance.bm shortly after the release of earnings.

Operating income, operating return on average common equity, operating income per diluted common share, operating income allocated to common shareholders and the combined ratio excluding prior year net loss reserve development are non-GAAP measures. Reconciliations of these measures to the appropriate GAAP measures are included in the attached tables.

About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global specialty provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance writes agriculture, casualty and other specialty, professional lines and property, marine and energy lines of insurance and catastrophe, property, casualty, professional lines and specialty lines of reinsurance. We maintain excellent financial strength as evidenced by the ratings of A (Excellent) from A.M. Best (XV size category) and A (Strong) from Standard and Poor’s on our principal operating subsidiaries. Endurance’s headquarters are located at Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda.  For more information about Endurance, please visit www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include, and Endurance may make related oral forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. These statements may also include assumptions about our proposed acquisition of Montpelier Re Holdings Ltd. (“Montpelier”) (including its benefits, results, effects and timing). Statements which include the words "should," “would,” "expect," "intend," "plan," "believe," "project," “target,” "anticipate," "seek," "will," “deliver,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, but are not limited to, the effects of competitors’ pricing policies, greater frequency or severity of claims and loss activity, changes in market conditions in the agriculture insurance industry, termination of or changes in the terms of the U.S. multiple peril crop insurance program, a decreased demand for property and casualty insurance or reinsurance, changes in the availability, cost or quality of reinsurance or retrocessional coverage, our inability to renew business previously underwritten or acquired, our inability to maintain our applicable financial strength ratings, our inability to effectively integrate acquired operations, uncertainties in our reserving process, changes to our tax status, changes in insurance regulations, reduced acceptance of our existing or new products and services, a loss of business from and credit risk related to our broker counterparties, assessments for high risk or otherwise uninsured individuals, possible terrorism or the outbreak of war, a loss of key personnel, political conditions, changes in insurance regulation, changes in accounting policies, our investment performance, the valuation of our invested assets, a breach of our investment guidelines, the unavailability of capital in the future, developments in the world’s financial and capital markets and our access to such markets, government intervention in the insurance and reinsurance industry, illiquidity in the credit markets, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2014.

Additionally, the proposed transaction is subject to risks and uncertainties, including: (A) that Endurance and Montpelier may be unable to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived; (B) uncertainty as to the timing of completion of the proposed transaction; (C) uncertainty as to the actual premium of the Endurance share component of the proposal that will be realized by Montpelier shareholders in connection with the transaction; (D) uncertainty as to the long-term value of Endurance ordinary shares; (E) failure to realize the anticipated benefits and synergies from the proposed transaction, including as a result of failure or delay in integrating Montpelier’s businesses into Endurance; (F) the risk that regulatory or other approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; (G) the inability to retain key personnel; (H) any changes in general economic and/or industry specific conditions; and (I) the outcome of any legal proceedings to the extent initiated against Endurance, Montpelier and others following the announcement of the proposed transaction, as well as Endurance and Montpelier management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in Endurance’s most recent report on Form 10-K and the risk factors included in Montpelier’s most recent report on Form 10-K and other documents of Endurance and Montpelier on file with the Securities and Exchange Commission (“SEC”). Any forward-looking statements made in this material are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Endurance will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Endurance or its business or operations. Except as required by law, the parties undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Additional Information about the Proposed Transaction and Where to Find It

The issuance of Endurance ordinary shares to Montpelier shareholders in the merger will be submitted to shareholders of Endurance for their consideration. The proposed merger will be submitted to shareholders of Montpelier for their consideration. This material is not a solicitation of any vote or approval and is not a substitute for the joint proxy statement/prospectus or any other documents which Endurance or Montpelier may send to their respective shareholders in connection with the proposed merger.

This material does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a proxy statement/prospectus meeting the requirements of the Securities Act of 1933, as amended.

Endurance and Montpelier shareholders are urged to read the joint proxy statement/prospectus for the proposed Acquisition when it is filed, and any amendment or supplement thereto that may be filed, with the SEC because they will contain important information. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Endurance’s Investor Relations contact at 441-278-0988.

Participants in the Solicitation

Endurance and Montpelier and their directors and executive officers are deemed to be participants in any solicitation of Endurance and Montpelier shareholders in connection with the proposed merger. Information about Endurance’s directors and executive officers is available in Endurance’s Definitive Proxy Statement, dated April 9, 2015, for its 2015 Annual General Meeting of shareholders. Information about Montpelier’s directors and executive officers is available in Amendment No. 1 on Form 10-K/A filed on March 31, 2015, amending Montpelier’s Annual Report on Form 10-K, filed on February 25, 2015.

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(In thousands of United States dollars, except share and per share amounts)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$657,194	$745,472
Fixed maturity investments, available for sale, at fair value	4,953,893	5,092,581
Short-term investments, available for sale, at fair value	2,822	9,014
Equity securities, available for sale, at fair value	366,897	331,368
Other investments	575,974	541,454
Premiums receivable, net	1,446,205	883,450
Insurance and reinsurance balances receivable	109,545	122,214
Deferred acquisition costs	258,753	207,368
Prepaid reinsurance premiums	692,466	354,940
Reinsurance recoverable on unpaid losses	605,809	670,795
Reinsurance recoverable on paid losses	136,642	218,291
Accrued investment income	23,165	27,183
Goodwill and intangible assets	151,816	153,405
Deferred tax asset	43,105	48,995
Net receivable on sales of investments	86,367	38,877
Other assets	269,491	199,375
Total Assets	$10,380,144	$9,644,782

Liabilities
Reserve for losses and loss expenses	$3,621,728	$3,846,859
Reserve for unearned premiums	1,964,307	1,254,519
Deposit liabilities	13,722	15,136
Reinsurance balances payable	502,339	375,711
Debt	527,781	527,715
Net payable on purchases of investments	163,891	151,682
Other liabilities	311,530	287,978
Total Liabilities	7,105,298	6,459,600

Shareholders' Equity
Preferred shares
Series A, non-cumulative - 8,000,000 issued and outstanding (2014 - 8,000,000)	8,000	8,000
Series B, non-cumulative - 9,200,000 issued and outstanding (2014 - 9,200,000)	9,200	9,200
Common shares
45,120,686 issued and outstanding (2014 - 44,765,153)	45,121	44,765
Additional paid-in capital	601,986	598,226
Accumulated other comprehensive income	77,759	76,706
Retained earnings	2,532,780	2,448,285
Total Shareholders’ Equity	3,274,846	3,185,182

Total Liabilities and Shareholders’ Equity	$10,380,144	$9,644,782

Book Value per Common Share
Dilutive common shares outstanding	45,305,272	44,920,768
Diluted book value per common share [a]	$62.79	$61.33
Note: All financial information contained herein is unaudited, except the balance sheet data for the year ended December 31, 2014, which was derived from Endurance’s audited financial statements.
[a] Excludes the $430 million liquidation value of the preferred shares.

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of United States dollars, except share and per share amounts)

	Three Months Ended
	March 31,	March 31,
	2015	2014
Revenues
Gross premiums written	$1,301,432	$1,157,515

Net premiums written	$764,954	$798,705
Change in unearned premiums	(375,095)	(402,439)

Net premiums earned	389,859	396,266
Other underwriting income (loss)	2,406	(1,238)
Net investment income	41,861	40,990
Net realized and unrealized investment gains	18,189	4,872

Total other-than-temporary impairment losses	(649)	(111)
Portion of loss recognized in other comprehensive income	—	—
Net impairment losses recognized in earnings	(649)	(111)

Total revenues	451,666	440,779

Expenses
Net losses and loss expenses	171,936	176,896
Acquisition expenses	82,093	72,157
General and administrative expenses	67,158	73,206
Amortization of intangibles	1,599	1,617
Net foreign exchange losses	7,552	2,964
Interest expense	9,059	9,051
Total expenses	339,397	335,891

Income before income taxes	112,269	104,888
Income tax expense	(3,790)	(408)
Net income	108,479	104,480

Preferred dividends	(8,188)	(8,188)

Net income available to common and participating common shareholders	$100,291	$96,292

Per share data
Basic earnings per common share	$2.24	$2.17
Diluted earnings per common share	$2.23	$2.17

ENDURANCE SPECIALTY HOLDINGS LTD.
RESULTS BY SEGMENT
(in thousands of United States dollars, except ratios)

	Three Months Ended March 31, 2015
	Insurance	Reinsurance	Reported Totals

Revenues
Gross premiums written	$736,218	$565,214	$1,301,432
Ceded premiums written	(432,179)	(104,299)	(536,478)
Net premiums written	304,039	460,915	764,954
Net premiums earned	135,864	253,995	389,859
Other underwriting income	—	2,406	2,406
Total underwriting revenues	135,864	256,401	392,265

Expenses
Net losses and loss expenses	74,512	97,424	171,936
Acquisition expenses	15,883	66,210	82,093
General and administrative expenses	32,684	34,474	67,158
	123,079	198,108	321,187
Underwriting income	$12,785	$58,293	$71,078

Net loss ratio	54.8%	38.3%	44.1%
Acquisition expense ratio	11.7%	26.1%	21.1%
General and administrative expense ratio	24.1%	13.6%	17.2%
Combined ratio	90.6%	78.0%	82.4%

ENDURANCE SPECIALTY HOLDINGS LTD.
RESULTS BY SEGMENT
(in thousands of United States dollars, except ratios)

	Three Months Ended March 31, 2014
	Insurance	Reinsurance	Reported Totals

Revenues
Gross premiums written	$652,276	$505,239	$1,157,515
Ceded premiums written	(309,249)	(49,561)	(358,810)
Net premiums written	343,027	455,678	798,705
Net premiums earned	144,021	252,245	396,266
Other underwriting loss	—	(1,238)	(1,238)
Total underwriting revenues	144,021	251,007	395,028

Expenses
Net losses and loss expenses	88,533	88,363	176,896
Acquisition expenses	12,261	59,896	72,157
General and administrative expenses	41,736	31,470	73,206
	142,530	179,729	322,259
Underwriting income	$1,491	$71,278	$72,769

Net loss ratio	61.5%	35.0%	44.6%
Acquisition expense ratio	8.5%	23.7%	18.2%
General and administrative expense ratio	29.0%	12.6%	18.5%
Combined ratio	99.0%	71.3%	81.3%

ENDURANCE SPECIALTY HOLDINGS LTD.
CONSOLIDATED FINANCIAL RATIOS

As Reported

	Three Months Ended March 31,
	Insurance		Reinsurance		Total
	2015	2014	2015	2014	2015	2014

Net loss ratio	54.8%	61.5%	38.3%	35.0%	44.1%	44.6%
Acquisition expense ratio	11.7%	8.5%	26.1%	23.7%	21.1%	18.2%
General and administrative expense ratio	24.1%	29.0%	13.6%	12.6%	17.2%	18.5%
Combined ratio	90.6%	99.0%	78.0%	71.3%	82.4%	81.3%

Effect of Prior Year Net Loss Reserve Development

Favorable / (Unfavorable)

	Three Months Ended March 31,
	Insurance		Reinsurance		Total
	2015	2014	2015	2014	2015	2014

Net loss ratio	15.2%	8.1%	14.4%	15.3%	14.7%	12.7%

Net of Prior Year Net Loss Reserve Development

	Three Months Ended March 31,
	Insurance		Reinsurance		Total
	2015	2014	2015	2014	2015	2014

Net loss ratio	70.0%	69.6%	52.7%	50.3%	58.8%	57.3%
Acquisition expense ratio	11.7%	8.5%	26.1%	23.7%	21.1%	18.2%
General and administrative expense ratio	24.1%	29.0%	13.6%	12.6%	17.2%	18.5%
Combined ratio	105.8%	107.1%	92.4%	86.6%	97.1%	94.0%

The combined ratio is the sum of the loss, acquisition expense and general and administrative expense ratios. Endurance presents the combined ratio as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information. The combined ratio, excluding prior year net loss reserve development, enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of underwriting activities in a manner similar to how management analyzes Endurance’s underlying business performance. The combined ratio, net of prior year net loss reserve development, should not be viewed as a substitute for the combined ratio.

ENDURANCE SPECIALTY HOLDINGS LTD.
GROSS AND NET PREMIUMS WRITTEN BY SEGMENT
(in thousands of United States dollars)

The following tables show Endurance's gross and net premiums written for the three months ended March 31, 2015 and 2014:

	Three Months Ended		Three Months Ended
	March 31, 2015		March 31, 2014
	Gross Premiums Written	Net Premiums Written	Gross Premiums Written	Net Premiums Written
Insurance
Agriculture	$516,916	$202,460	$527,894	$281,645
Casualty and other specialty	100,682	45,058	67,653	36,813
Professional lines	54,760	24,231	38,780	14,570
Property, marine and energy	63,860	32,290	17,949	9,999
Subtotal Insurance	736,218	304,039	652,276	343,027

Reinsurance
Catastrophe	124,407	53,460	126,648	78,963
Property	125,700	123,449	166,413	166,322
Casualty	58,098	58,098	84,982	83,392
Professional lines	43,857	43,857	25,619	25,619
Specialty	213,152	182,051	101,577	101,382
Subtotal Reinsurance	565,214	460,915	505,239	455,678

Total	$1,301,432	$764,954	$1,157,515	$798,705

ENDURANCE SPECIALTY HOLDINGS LTD.
RECONCILIATIONS
(in thousands of United States dollars, except share, per share amounts and ratios)

The following is a reconciliation of Endurance's net income, net income per basic or diluted common share, net income allocated to common shareholders under the two-class method and annualized return on average common equity to operating income, operating income per basic or diluted common share, operating income allocated to common shareholders under the two-class method and annualized operating return on average common equity (all non-GAAP measures) for the three months ended March 31, 2015 and 2014:

	Three Months Ended
	March 31,
	2015	2014
Net income	$108,479	$104,480
Add (less) after-tax items:
Net foreign exchange losses	7,574	2,972
Net realized and unrealized gains	(17,314)	(5,004)
Net impairment losses recognized in earnings	649	111
Operating income before preferred dividends	99,388	102,559
Preferred dividends	(8,188)	(8,188)
Operating income allocated to common and
participating common shareholders	$91,200	$94,371

Operating income allocated to common
shareholders under the two-class method	$88,509	$91,658

Weighted average diluted common shares	43,696,311	43,160,442

Operating income per diluted common share [b]	$2.03	$2.12

Average common equity [a]	$2,800,014	$2,513,829

Operating return on average common equity	3.3%	3.8%

Annualized operating return on average common equity	13.0%	15.0%

Net income	$108,479	$104,480
Preferred dividends	(8,188)	(8,188)
Net income available to common and
participating common shareholders	$100,291	$96,292

Net income allocated to common shareholders
under the two-class method	$97,332	$93,523

Net income per diluted common share [b]	$2.23	$2.17

Return on average common equity, Net income	3.6%	3.8%

Annualized return on average common equity, Net income	14.3%	15.3%
[a] Average common equity is calculated as the arithmetic average of the beginning and ending common equity balances for the stated period, which excludes the $430 million liquidation value of the preferred shares.
[b] Represents diluted income per share calculated under the two-class method which was the lower of the treasury stock method and the two-class method.

Operating income and operating income per basic or diluted common share are internal performance measures used by Endurance in the management of its operations. Operating income allocated to common shareholders (excludes unvested restricted shares outstanding which are considered participating) per diluted common share represents operating income divided by weighted average dilutive common shares, which has been calculated in accordance with the two-class method under U.S. GAAP. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Endurance believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income and net income per dilutive common share determined in accordance with the two-class method under GAAP, Endurance believes that showing operating income and operating income per dilutive common share enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Endurance’s results of operations in a manner similar to that used by management to analyze the Company’s underlying business performance. Operating income and operating income per dilutive common share should not be viewed as substitutes for GAAP net income and net income per dilutive common share, respectively.

Endurance presents return on equity as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

Contact:
Investor Relations
Phone: +1 441 278 0988
Email: investorrelations@endurance.bm

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